Exhibit 3.31

State of Delaware Secretary of State Division of Corporations Delivered 02:36 PM 06/21/2005 FILED 02:26 PM 06/21/2005 SRV 050515649 – 3988723 FILE

CERTIFICATE OF INCORPORATION

OF

LUCENT ACQUISITION CORPORATION

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “Act”) do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of the Corporation is Lucent Acquisition Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE IV

CAPITAL STOCK

The total number of shares that the Corporation is authorized to issue is One Hundred (100) shares, $0.01 par value. The stock shall be designated “Common Stock.” The holders of Common Stock shall be entitled to one vote per share upon all matters voted upon by the stockholders of the Corporation.

ARTICLE V

AUTHORITY OF BOARD OF DIRECTORS

The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation in the manner provided in the bylaws of the Corporation.

ARTICLE VI

INCORPORATOR

The name and mailing address of the incorporator is Jonathan F. Kent, 1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Tennessee 37402-2289.

ARTICLE VII

LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power to indemnify its directors to the fullest extent permitted by law.

IN WITNESS WHEREOF, I have made, signed and sealed this Certificate of Incorporation this 20th day of June, 2005.

Jonathan F. Kent, Incorporator

ARTICLES OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

LUCENT ACQUISITION CORPORATION

Pursuant to the provisions of Section 242 of Delaware General Corporation Law, the undersigned corporation adopts the following Articles of Amendment to the Certificate of Incorporation:

1. The name of the corporation is Lucent Acquisition Corporation.

2. Article I of the Certificate of Incorporation shall be deleted in its entirety and inserted in lieu thereof shall be the following:

ARTICLE I

NAME OF THE CORPORATION

The name of the Corporation is Lucent Polymers Inc.

This Amendment to the Certificate of Incorporation was duly adopted on August 29, 2005 by the Sole Stockholder of the Corporation.

Dated this 29th day of August, 2005.

LUCENT ACQUISITION CORPORATION

By:
Mike D. Brookshire, Vice President and Secretary

State of Delaware Secretary of State Division of Corporations Delivered 11:26 AM 08/30/2005 FILED 11:26 AM 08/30/2005 SRV 050712908 – 3988723 FILE